Exhibit 99.1

Eightco Holdings Inc. Raises Revenue Guidance to $73 Million for Fiscal Year 2023

SAFETY HARBOR, Florida, June 21, 2023 (GLOBE NEWSWIRE) — Eightco Holdings Inc. (NASDAQ: OCTO) (“Eightco” or the “Company”) announced today that it is raising its revenue guidance for fiscal year 2023. The Company now expects to generate $73 million in revenue, representing over a 20% increase over its previous guidance of $60 million.

The upward revision in revenue guidance reflects the successful implementation of strategic initiatives, including, but not limited to, Mobi-hub Funding, the previously announced joint venture between Eightco’s wholly owned subsidiary, Forever 8 Fund, LLC (“Forever 8”) and Mobi-hub Ltd. The decision to increase the revenue guidance signifies the Company’s strong performance thus far in 2023 and its ability to capitalize on relevant market opportunities.

“We are thrilled to announce the upward revision in our revenue guidance, reflecting the strong momentum we have experienced so far this year,” said Brett Vroman, CFO of Eightco. “Our team’s dedication and hard work, combined with our strategic focus on delivering value to our customers, have enabled us to outperform in a challenging market environment and outpace previous expectations,” added Vroman.

About Eightco

Eightco (NASDAQ: OCTO) is committed to growth focused around its existing subsidiaries, Forever 8, an inventory management platform for e-commerce sellers, and Ferguson Containers, a provider of complete manufacturing and logistical solutions for product and packaging needs, through strategic management and investment. In addition, the company is actively seeking new opportunities to add to its portfolio of technology solutions focused on the e-commerce ecosystem through strategic acquisitions. Through a combination of innovative strategies and focused execution, Eightco aims to create significant value and growth for its portfolio companies and shareholders.

For additional information, please visit www.8co.holdings

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Eightco’s filings with the Securities and Exchange Commission, including the section titled “Risk Factors” in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All information in this press release is as of the date of the release, and Eightco undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

For further information, please contact:

Investor Relations
Richard Brown
617-819-1289
investors@8co.holdings